                                   EXHIBIT 11

EARNINGS PER SHARE

                       CORN PRODUCTS INTERNATIONAL, INC.
                           COMPUTATION OF NET INCOME
                           PER SHARE OF CAPITAL STOCK

                                  (UNAUDITED)


(ALL FIGURES ARE IN MILLIONS EXCEPT PER SHARE DATA)  THREE MONTHS ENDED  SIX MONTHS ENDED
                                                          JUNE 30, 1998      JUNE 30, 1998
                                                       ------------------  ----------------

Average shares outstanding - Basic                            35.6               35.6

Effect of dilutive securities:
  Stock options                                                0.4                0.4
                                                       ------------------  ----------------
Average share outstanding - Assuming dilution                 36.0               36.0
                                                       ==================  ================

Income from continuing operations                             10.7               18.7
Net income                                                    10.7               18.7
Income per share - Basic and Dilutive
  Continuing operations                                        .30                .52
  Net income                                                   .30                .52








                                     10Q-14